Exhibit T3A.2.80

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:07 PM 07/27/2004
FILED 05:28 PM 07/27/2004
SRV 040549590 – 3806543 FILE

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

JCG HOLDINGS (USA), INC.

JCG Holdings (USA), Inc. (the “Corporation”) a corporation duly organized and existing under and by the General Corporation Law of the State of Delaware (the “Delaware Law”), does hereby certify:

The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 20, 2004. This Amended and Restated Certificate of Incorporation amends and restates the original Certificate of Incorporation.

I. That the Corporation’s Board of Directors, by a written consent executed in accordance with Section 141(f) of the Delaware Law on July 22, 2004 adopted a resolution setting forth the Amended and Restated Certificate of Incorporation set forth below (the “Certificate”), declaring it advisable and submitting it to the stockholders of the Corporation entitled to vote in respect thereof for their consideration.

II. That by written consent executed in accordance with Section 228(a) of the Delaware Law on July 22, 2004 the stockholders of the Corporation voted in favor of the adoption of the Certificate.

III. That the Certificate has been duly adopted in accordance with Sections 242 and 245 of the Delaware Law:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is JCG Holding (USA), Inc.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, City of Dover 19901, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, LTD.

THIRD: The purposes of the corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 200,000 consisting of (A) 100,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and (B) 100,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

(A) Common Stock

1. Voting Rights. Except as otherwise required by law, the holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation, subject to all cases to the voting rights, if any, of any holders of Preferred Stock.

2. Liquidation Rights. Subject to the prior and superior right, if any, of the Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed. The funds shall be paid to the holders of Common Stock on the basis of the number of shares of Common Stock held by each of them.

3. Dividends. Subject to the rights, if any, of any holders of Preferred Stock, dividends and other distributions in cash, securities or property of ..the Corporation may be paid on the Common Stock as and when declared by the Board of Directors out of the assets and funds legally available therefor.

4. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein (or in any amendment hereto) shall be vested in the Common Stock.

(B) Preferred Stock

1.            The Board of Directors of the Corporation is authorized to provide, by resolution, for one or more series of Preferred Stock to be comprised of authorized but unissued shares of Preferred Stock. Except as may be required by law, the shares in any series of Preferred Stock need not be identical to any other series of Preferred Stock. Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall fix, and is hereby expressly empowered to fix, by resolution, rights, preferences and privileges of, and qualifications, restrictions and limitations applicable to, such series, including the following:

(a)          The designation of such series, the number of shares to constitute such series and the stated value thereof (if different from the par value thereof);

(b)          Whether the shares of such series shall have voting rights (and, if so, the terms of such voting rights, which may be full, special or limited) and whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of one or more other series or class of capital stock;

(c)          The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any, with respect to such series;

(d)          The dividends, if any, payable on such series, whether any such dividends shall be cumulative (and, if so, from what dates), whether any such dividends are payable in cash, stock of the Corporation or other property or a combination thereof, the conditions and dates upon which such dividends shall be payable and the preference or relation which such dividends shall bear to the dividends payable on any shares of capital stock of any other class or any other series of Prefered Stock;

(e)          Whether the shares of such series shall be subject to redemption by the Corporation or upon the happening of any specified event, and, if so, the times, prices (which may be payable in the form of cash, notes, securities or other property or rights) and other conditions relating to such redemption;

(f)          The amounts payable in respect of shares of such series, and the other rights and preferences of the holders of such shares, in the event of the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(g)          Whether the shares of such series shall be subject to a retirement or sinking fund (and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the other terms and provisions relating thereto);

(h)          Whether the shares of such series shall be convertible into, or exchangeable for, shares of Common Stock or any other series of Preferred Stock, any other securities (whether or not issued by the Corporation) or any other property of the Corporation (and, if so, the price or prices or the rate or rates of such conversion or exchange, and any other terms and conditions of such conversion or exchange);

(i)          The limitations and restrictions, if any, to be effective upon the payment of dividends or the making of other distributions on, or upon the purchase, redemption or other acquisition by the Company of, Common Stock or other shares of capital stock of any other class or any other series of Preferred Stock; and

(j)          The conditions (if any) applicable to, or restrictions (if any) on, the creation of indebtedness of the Corporation or upon the issuance of any additional capital stock, including additional shares of such series or any other series of Preferred Stock or any other class of capital stock.

2.            The Board of Directors is authorized to increase the number of shares of the Preferred Stock designated for any existing series of Preferred Stock by a resolution adding to such series authorized and unissued shares of the Preferred Stock not designated any other series of Preferred Stock. The Board of Directors is authorized to decrease the number of shares of the Preferred Stock designated for any existing series of Preferred Stock by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such series.

(C) Series A Preferred Stock

      Of the authorized shares of Preferred Stock 20,000 are hereby designated as “Series A Preferred Stock”. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock are as follows:

1.            Dividends; Ranking. All of the amounts payable to the holders of the Series A Preferred Stock as provided in this Article FOURTH shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of, any property of the Corporation to the holders of any other equity securities of the Corporation, whether now or hereafter authorized. The holders of the Series A Preferred Stock shall be entitled to receive cumulative dividends at the rate of 9.375% of the Liquidation Amount (as defined in Section 3(a) below) per annum, payable semi-annually in United States Dollars on the date determined by the Board of Directors, which shall accrue from the date of issue regardless of whether there are profits, surplus or other funds of the Corporation legally available therefor and whether or not declared by the Board of Directors.

2.            Voting Power. No holder of Series A Preferred Stock shall have any right to vote on any matter of the Corporation, except as required by law, in which event, unless otherwise required by law, the holders of Series A Preferred Stock shall have one vote for each share of Series A Preferred Stock and shall vote along with the holders of Common Stock as a single class.

3.            Liquidation, Dissolution or Winding Up.

(a)          Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution may be made with respect to the Common Stock or any other series of capital stock, the holders of each share of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus or capital earnings, an amount equal to US$100,000 per share of Series A Preferred Stock (as adjusted for stock splits, stock dividends and the like) plus all accrued and unpaid (whether or not declared) cumulative dividends thereon shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up (the “Liquidation Amount”). If, upon any liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the respective amounts which they are otherwise entitled to receive.

After the payment of the Liquidation Amount shall have been made in full to the holders of the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation, and the remaining assets of the Corporation legally available for distribution to its stockholders shall be distributed ratably among the holders of the Common Stock.

(b)          Mergers, Consolidations and Sales of Assets. Upon the occurrence of a consolidation, merger or acquisition of the Corporation or a sale of all or substantially all of the assets of the Corporation (except in which beneficial owners of the Corporation’s capital stock immediately prior to such transaction continue to hold directly or indirectly not less than a majority of the voting power in the resulting entity), the holders of Series A Preferred Stock shall be paid an amount equal to the Liquidation Amount for their shares in the manner determined pursuant to Section 3(a). The amount deemed distributed to the holders of Series A Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

In connection with any such transaction contemplated by this Section 3(b), all consideration payable to the stockholders of the Corporation, in connection with such a merger, consolidation or acquisition, or all consideration payable to the Corporation, together with all other available assets of the Corporation (net of obligations owed by the Corporation), in the case of an asset sale, shall be paid to and deemed (to the fullest extent permitted by law) distributed (in the case of a merger, consolidation or acquisition) or available for distribution and payment as provided herein (in the case of a sale of assets), as applicable, to the holders of capital stock of the Corporation in accordance with the preferences and priorities set forth in Section 3(a), with such preferences and priorities specifically intended to be applicable in any such merger, consolidation, acquisition or sale transaction as if the same were a liquidation, dissolution or winding up. If applicable, the Corporation shall either (i) cause the agreement with respect to the merger, consolidation or acquisition to provide as a consequence of such merger, consolidation or acquisition for the conversion of the Series A Preferred Stock into the right to receive an amount equal to the amounts payable under Section 3(a) in the form of the applicable consideration for such merger, consolidation or acquisition, or (ii) immediately concurrent with the consummation of the sale of all or substantially all of the assets of the Corporation, cause the redemption of all outstanding shares of the Series A Preferred Stock for an amount equal to the amounts payable under Section 3(a) in the form of the applicable consideration for such sale. In the event of the foregoing redemption, (i) the Corporation shall revalue its assets and liabilities to the fullest extent permitted by law to determine lawfully available funds for such redemption and (ii) if the Corporation shall not have such funds available to redeem all such shares, the Corporation shall redeem such shares to the fullest extent of available funds as the same became available.

FIFTH: The name and the mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS

Richard W. Cotell	McDermott Will & Emery LLP
28 State Street
Boston, MA 02109

SIXTH:The Corporation is to have perpetual existence.

SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors that the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

2. After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

NINTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

TENTH: The Corporation shall, to the fullest extent permitted by the provisions of 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

ELEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVENTH.

IN Witness Whereof, the undersigned, being duly authorized, has signed this amended and restated certificate of incorporation this 27 day of July, 2004.

Jcg holdings (USA), inc

By	/s/ Michel Coutu
Name:	Michel Coutu
Title:	President and Secretary

State of Delaware
Secretary of state
Division of Corporations
Delivered 01 : 17 PM 09/26/2005
Filed 12 : 54 PM 09/26/2005
SRV 050785433 – 3806543 FILE

State of delaware

Certificate of change

Of registered agent and/or

Registered office

The Board of directors of JCG HOLDINGS (USA), Inc. a Delaware Corporation, on this 21st day of September, A.D. 05, do hereby resolve and order that the location of the Registered Office of this Corporation within this state be, and the same hereby is Corporation Trust Center 1209 Orange Street, in the City of Wilmington, Country of New Castle Zip Code 19801.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is THE CORPORATION TRUST COMPANY.

The Corporation does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificated to be signed by an authorized officer, the 21st day of September, A.D. 05.

By:	/s/ Kristen Betzger
Authorized Officer

Name:	Kristen Betzger
Print or Type

Title:	Vice President

State of Delaware
Secretary of state
Division of Corporations
Delivered 02 : 05 PM 05/09/2011
Filed 02 : 05 PM 05/09/2011
SRV 110510090 – 3806543 FILE

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

JCG HOLDINGS (USA), INC.

Pursuant to Sections 228 and 242 of

the General Corporation Law of the

State of Delaware

JCG HOLDINGS (USA), INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: Upon the filing and effectiveness (the "Effective Time") pursuant to the General Corporation Law of the State of Delaware (the "DGCL") of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, each 1,000 shares of the Company's Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any action by the holder thereof, subject to the treatment of fractional interests as described below (the "Reverse Stock Split"), No fractional share interests of Common Stock shall be issued in connection with the Reverse Stock Split and stockholders who otherwise would be entitled to receive fractional share interests of Common Stock shall, with respect to such fractional share interests, be entitled to receive one (I ) whole share,

SECOND: Upon the Effective Time, the first paragraph of Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation, relating to the capital structure of the Corporation, is hereby amended to read in its entirety as set forth below:

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 2,000 consisting of (A) 1,000 shares of Common Stock, par value $0.01 per share (the "Common Stock”), and (B) 1,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock'')

THIRD: Upon the Effective Time, Section (C) of Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation, relating to the designation of Series A Preferred Stock of the Corporation, shall be deleted in its entirety and such shares of Preferred Stock that were previously designated as Class A Preferred Stock shall be undesignated authorized shares of Preferred Stock.

FOURTH: The Effective Time of this Certificate of Amendment shall be the time of filing,

FIFTH: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL, The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendment be considered by the sole stockholder of the Corporation, The sole stockholder of the Corporation duly adopted this Certificate of Amendment through written consent pursuant to Section 228 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 13th day of April, 2011.

JCG HOLDINGS (USA), INC.

By:	/s/ Barry A. Crozier
Name:	Barry A. Crozier
Title:	President

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